Exhibit 23.1

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA MOORE	TRI-ATRIA 31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on Amendment No. 1 to Form SB2 of our report dated March 29, 2006 for i2 Telecom International, Inc for the years ended December 31, 2005, 2004 and 2003 appearing as a part of this Registration Statement.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
May 24, 2006